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                                                                    Exhibit 23.3


                      CONSENT OF GOVERNMENT ELECTRONICS AND
                       INFORMATION TECHNOLOGY ASSOCIATION


     We hereby consent to the use of the following information, in substantially the form set forth below, derived from "GEIA 2002 Vision Conference: DOD Topline Forecast, Cecil Black, Boeing," and "GEIA 2001 Vision Conference: Information Assurance (IA) Five-Year Forecast," Government Electronics and Information Technology Association presentations, included in or made part of DigitalNet Holdings, Inc.'s Registration Statement on Form S-1, any related prospectus and any future documents to be filed with the Securities and Exchange Commission by DigitalNet Holdings, Inc. or any of its subsidiaries:

         According to the Government Electronics and Information Technology Association, a trade association representing government contractors in the high-tech industry, the Department of Defense's budget is expected to increase from $390 billion to $558 billion in current-year dollars by federal fiscal year 2013.

         According to the Government Electronics and Information Technology Association, federal spending on information security initiatives is expected to increase from approximately $2.6 billion in federal fiscal year 2001 to approximately $9.2 billion in federal fiscal year 2006, a compound annual growth rate of approximately 29%.


                                         Government Electronics and
                                         Information Technology Association


Date:  August 4, 2003                    /s/ Dan C. Heinemeier
                                         -----------------------------------
                                         Name: Dan C. Heinemeier
                                         Title: President, GEIA